FORM OF CONVERTIBLE SECURITY

THIS CONVERTIBLE SECURITY (THIS "*CS*") AND THE SECURITIES ISSUABLE UPON THE CONVERSION OF THIS CS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "*ACT*"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT.

CONVERTIBLE SECURITY

"*CS Amount*"	"*Date of Issuance*"
$50,000	***August 1, 2017***

For good and valuable consideration, this Convertible Security (this "*CS*") is issued on the Date of Issuance by Cityzenith a Delaware LLC (the "***Company***"), to AIH-Dreamit, LLC (the "***Investor***"). The Company has accepted an offer to participate in **Dreamit UrbanTech accelerator for Fall 2017** (the "***Accelerator Program***") run by DreamIt Ventures I LLC ("***Dreamit***") and the Investor under the terms of an offer letter (the "***Offer Letter***") between Dreamit and the Company (and its founders). This CS is being issued in full satisfaction of the Company's obligations to issue such CS pursuant to the Offer Letter.

1. Definitions.

(a) "***Conversion Shares***" means for a conversion (i) pursuant to Section 2.1, shares of the Company's Preferred Stock issued in the Qualified Financing; (ii) pursuant to Section 2.2, shares of the Company's Common Stock and (ii) pursuant to Section 2.3, the shares of the Company's capital stock sold in the equity financing referenced in Section 2.3.

(b) "***Corporate Transaction***" means (i) the sale, transfer or other disposition of all or substantially all of the Company's assets; (ii) the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to the merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity immediately after the merger or consolidation in substantially the same proportions to one another as immediately prior to the merger or consolidation); (iii) the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company's securities), of the Company's securities if, after such transfer, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity); or (iv) the liquidation, dissolution or winding up of the Company. However, a transaction will not constitute a Corporate Transaction if (i) its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately prior to the transaction, or (ii) it is a sale of shares of Preferred Stock by the Company in a bona fide financing transaction.

(c) "***Equitable Limitations***" means (i) any bankruptcy, insolvency, reorganization, or similar law, rule, regulation or court or other governmental order (collectively, "***Laws***") relating to or affecting the enforcement of creditors' rights and (ii) any Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) "***Equity Securities***" means the Company's Common Stock or Preferred Stock or any securities conferring the right to purchase, or exercisable or exchangeable for (with or without additional consideration), the Company's Common Stock or Preferred Stock.

(e) "***Investor Party***" means (i) the Investor; (ii) its affiliates; (iii) any member, manager, officer, director, or employee of the Investor or its affiliates (including, without limitation, Jeffrey N. Vinik); or (iv) any spouse, domestic partner, estate, heir, intestate successor, trust or other estate planning vehicle associated with any of the foregoing individuals referenced in (ii) or (iii).

(f) "***Qualified Financing***" means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares of Preferred Stock at a fixed pre-money

valuation and with an aggregate sales price of not less than $250,000 (excluding the aggregate amount of this CS, or any other securities or indebtedness converted or exchanged into Preferred Stock in such transaction(s)).

2. Conversion of this CS.

2.1 Qualified Financing. Upon the closing of the Qualified Financing, this CS will be automatically converted into a number of Conversion Shares equal to the CS Amount divided by the price per share of the Preferred Stock sold in the Qualified Financing. At least five business days prior to the closing of the Qualified Financing, the Company shall notify the Investor in writing of the terms under which the Preferred Stock of the Company will be sold in the Qualified Financing. The issuance of Conversion Shares pursuant to the conversion of this CS shall be upon the same terms and conditions applicable to the Preferred Stock sold in the Qualified Financing. In addition, the Investor also has the right prior to January 22, 2018 to elect to convert into a number of Conversion Shares equal to the CS Amount divided by the price per share of the Preferred Stock sold in the current financing. If the Investor elects not to convert the CS in the current round, the CS will convert upon the closing of a Qualified Round under the terms described in this section.

2.2 Corporate Transaction. If a Corporate Transaction is consummated prior to the conversion in full of this CS pursuant to Section 2.1 or 2.3, then at the Investor's election, (i) this CS shall be converted effective as of immediately prior to the consummation of the Corporation Transaction into a number of Conversion Shares equal to the portion of the CS Amount not previously converted divided by the lesser of (A) the fair market value of the Common Stock at the time of the Corporate Transaction (determined by reference to the purchase price payable in connection with such Corporate Transaction), or (B) the quotient obtained by dividing (x) 15,000,000 by (y) the number of shares of common stock of the Company issued and outstanding immediately prior to the Corporate Transaction (assuming conversion of all securities convertible into common stock, exercise of all outstanding options and warrants) or (ii) the Investor shall be paid a cash payment in an amount equal to four times the portion of the CS Amount not previously converted (the "***Corporate Transaction Payment***"). At least five business days prior to the consummation of the Corporate Transaction, the Company shall disclose in writing the material terms of the Corporate Transaction to the Investor. If the Corporate Transaction Payment becomes payable, the Company shall make such payment in immediately available funds to the Investor within two business days' after receiving wire instructions from the Investor for same and this CS shall be deemed surrendered and cancelled, conditioned upon receipt of such payment.

2.3 Optional Conversion. If, prior to the earlier of the consummation of (i) a Corporate Transaction or (ii) a Qualified Financing, the Company sells shares of common or preferred stock in an equity financing that does not constitute a Qualified Financing, then all or a portion of this CS shall be convertible at the option of the Investor into that number of Conversion Shares equal to the portion of the CS Amount elected to be converted divided by the price per share of the shares sold in such equity financing (such option to be exercised by the Investor through a written notice to the Company that must be provided within 10 business days' of the Company's receipt of written notice that the initial closing of such financing has been consummated, which notice also provides all of the material documents related to such financing).

2.4 Mechanics of Conversion; Financing Agreements; Information. As promptly as practicable after the conversion of this CS (and in any event within 10 business days thereafter), the Company, at its expense, shall issue and deliver to the Investor, upon surrender of this CS, a certificate or certificates for the number of Conversion Shares. Conversion of this CS in connection with a transaction may be made contingent by the Investor upon the closing of such transaction. Prior to any conversion of this CS, the Company shall take such actions (including seeking any required equity holder approval) and enter into such documents as may be necessary to give further effect to the conversion on the terms outlined in this CS, including to ensure that there are enough duly authorized and reserved Conversion Shares. The conversion of this CS into Conversion Shares may require the Investor's execution of certain agreements relating to the purchase and sale of the Conversion Shares as well as registration, co-sale, rights of first refusal, rights of first offer, lock-up provisions and voting rights, if any, relating to those shares. The Investor shall execute those agreements in connection with the conversion so long as the Conversion Shares are subject to the same terms and conditions applicable to the shares of capital stock sold in the financing into which the CS converts. The Company shall ensure that the Investor will be deemed to be a "Major Investor" (or such similar term) for all purposes, including rights of first offer/participation/preemptive rights and information rights, in the relevant agreements related to the Qualified Financing

(or any other financing into which this CS converts), to the extent such concept or a similar concept exists, regardless of whether it meets any ownership requirements otherwise required to be deemed to be a "Major Investor" (or such similar term). In addition, the Company shall provide to the Investor and its affiliates such information as the Investor may from time to time reasonably request (until immediately before the consummation of the first sale of the Company's common stock pursuant to a registration statement filed by the Company with and declared effective by the Securities and Exchange Commission in connection with its initial public offering or the time that the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended) (i) relating to the financial condition, business, prospects, corporate affairs, capitalization or fundraising activities of the Company, including financial statements if prepared by the Company; or (ii) for any Investor Party (or its equity holders and investors) to comply with any applicable Law, timely file any tax documents, claim any tax exemption or refund or comply with any obligations to its equity holders and investors. However, the Company will not be obligated under clause (i) above to provide information that it deems in good faith to be a trade secret or highly confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3. Company Representations. The Company represents and warrants to the Investor as follows:

(i) the Company is an entity duly formed and organized , validly existing, and in good standing under the laws of its state of formation and has all requisite corporate power and authority to carry on its business as now conducted, to own and operate its properties and assets, and to execute, deliver and perform its obligations under this CS; (ii) except for the authorization and issuance of the Conversion Shares issuable under this CS, all corporate action has been taken on the part of the Company, its officers, directors and equity holders necessary for the authorization, execution, delivery and performance of this CS; (iii) this CS, when executed and delivered by the Company, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except for any limitations under any applicable Equitable Limitations; (iv) subject in part to the accuracy of the Investor's representations set forth in this CS, the offer, sale and issuance of this CS and the Conversion Shares are exempt from the registration requirements of any applicable state and federal securities Laws; (v) the execution, delivery and performance of this CS, and the consummation of the transactions contemplated hereby, will not constitute or result in a default, violation, conflict or breach in any material respect of (A) any provision of the Company's current certificate of incorporation or bylaws (or other governing or organizational documents); (B) any instrument, judgment, order, writ, decree, privacy policy or contract to which it is a party or by which it is bound; or (C) any provision of any federal or state Law applicable to the Company; (vi) this CS is being issued free of, and the Conversion Shares, when issued, will be issued free of (A) all liens, encumbrances and restrictions on transfer (including under the Company's current certificate of incorporation or bylaws or other governing or organizational documents)) other than restrictions on transfer set forth in this CS and pursuant to applicable state and federal securities Laws, and (B) any preemptive rights or rights of first refusal or similar rights in favor of any person (other than those that have been properly waived or complied with as of the date of issuance); (vii) to the Company's knowledge, there is no private or governmental action, suit, proceeding, claim, judgment, decree, order, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened against the Company or any of its properties or any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this CS, or that could reasonably be expected to have a material adverse affect on the Company, its assets, liabilities or prospects (an "***MAE***"); (viii) to the Company's knowledge, the Company is not in violation of (and intends to continue to maintain its compliance with and not be in violation of) any applicable Laws in respect of the conduct of its business or the ownership of its properties, which violation could reasonably be expected to have an MAE; and (ix) the Company has not received any notice or other communication (whether oral or written) from any governmental body or any other person or entity regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Law. If requested by the Investor at or prior to the date of this CS, the Company (i) has provided a true and correct capitalization table of the Company to the Investor which sets forth the authorized, issued and fully-diluted capitalization of the Company as of the date of this CS, and (ii) has made available to the Investor for review true and correct copies of the Company's certificate of incorporation, bylaws, other governing or organizational documents, material agreements with equityholders and list of then current officers, directors and managers (and the Company shall also provide this table as of a current date and make available these documents as of a current date at any time upon the reasonable request of the Investor).

4. Investor Representations. The Investor represents and warrants to the Company as follows: (i) this CS is a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except for Equitable Limitations; (ii) the Investor acknowledges this CS is issued to the Investor in reliance upon the Investor's representation to the Company that this CS will be acquired for investment for the Investor's own account, not as a nominee or agent and not with a view to the present resale or distribution of any part thereof, and that the Investor has no intention of presently selling, granting any participation in, or otherwise distributing the same; (iii) the Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in this CS; (iv) the Investor has not been organized solely for the purpose of acquiring this CS; (v) the Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated under the Act; and (vi) the Investor understands that this CS is characterized as a "restricted security" under the federal securities Laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under those Laws restricted securities may be resold only in certain limited circumstances without registration under the Act. The foregoing does not in any manner limit any assignment or transfer of rights of the Investor made in compliance with all applicable securities laws.

5. Miscellaneous.

5.1 Fees. If any action at Law or in equity is necessary to enforce or interpret the terms of this CS, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled. Each party represents that it neither is nor will be obligated to pay any finders' fee or commission in connection with the transactions contemplated by this CS.

5.2 Notices; Governing Law. All notices made pursuant to this CS will be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile; (iii) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) 1 business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All notices shall be sent to the respective parties at the locations specified to receive notice set forth on the attached signature pages, as may be subsequently modified by notice given under this CS. All rights and obligations under this CS shall be governed by and construed under the laws of the State of Delaware, without regard to the conflicts of law provisions of such state.

5.3 Entire Agreement. This CS (together with the Offer Letter and any other documents contemplated thereby) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and replaces any and all prior written or oral agreements regarding the subject matter of this CS (including those provisions regarding the subject matter of this CS contained in the Offer Letter). In all events, the terms of this CS shall be enforceable notwithstanding any conflicting term set forth in (and shall prevail over any such conflicting term set forth in) any other agreements, governing documents (such as a certificate of incorporation or bylaws) or other documents or instruments (each of the foregoing referenced in this CS as the "***Other Documents***") entered into between the Company and the Investor or otherwise approved or adopted by the Company (regardless of whether such Other Document was executed, adopted or approved before, simultaneously with or after this CS), unless the Investor expressly agrees in writing that a term in any Other Document specifically overrides any term of this CS and such Other Document expressly references this CS by name rather than as part of a general reference to other agreements as part of an entire agreement clause. In no event will any Investor Party be required, in connection with the conversion of this CS, any Corporate Transaction, or otherwise, to enter into, or be bound by or subject to, any provision in any agreement or Other Document that could limit any Investor Party's freedom to engage in any business or investment activity, including any non-competition or non-solicitation provisions, or contain any drag-along provisions, unless such drag-along provisions contain customary exceptions applicable to the Investor, including limited representations and warranties and limited liability and indemnification obligations on the part of the Investor.

5.4 Amendment; Assignment; Other. Any term of this CS may be amended, waived or modified only upon the written consent of the Company and the Investor, in which case such amendment, waiver or modification shall also be binding upon each future holder of this CS. From time to time, the Company shall execute and deliver to the

Investor such additional documents and take all such further action as the Investor may reasonably require to carry out the terms of this CS. Subject to compliance with applicable federal and state securities Laws, this CS and all rights hereunder are assignable or transferable in whole or in part by the Investor to any person or entity upon written notice to the Company. Each of the parties acknowledges that such party has had the opportunity to review this CS and the matters contemplated by this CS with its own legal, tax and other advisors and is relying solely on its own advisors and not on any statements or representations of the other parties or their agents for legal, tax or other advice with respect to this CS or the transactions contemplated by this CS. The representations, warranties and covenants of the Company and the Investor contained in or made pursuant to this CS will in no way be affected by any investigation of the subject matter of those provisions made by or on behalf of the Company or the Investor. The terms and conditions of this CS will inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; but the Company may not assign its obligations under this CS without the prior written consent of the Investor. If one or more provisions of this CS are held to be unenforceable under applicable Law, such provision will be excluded from this CS and the balance of this CS will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms. Whenever the term "including" is used in this CS it shall mean "including without limitation." This CS may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. If the Company is an entity other than a corporation than references in this CS to shares and capital stock shall instead be to units of membership interest (and Preferred Units or Common Units rather than Preferred Stock or Common Stock, as applicable).

[*Signature Page Follows*]

IN WITNESS WHEREOF, the Company has caused this CS to be duly executed and delivered as of the Date of Issuance.

CITYZENITH

DocuSigned by:

By: Michael Jansen

Name: Michael Jansen

Title: CEO

Address:
Cityzenith
332 S. Michigan Avenue, #8062
Chicago, IL 60604

E-mail: m.jansen@cityzenith.com

ACKNOWLEDGED AND AGREED AS OF THE DATE OF ISSUANCE:

AIH-Dreamit, LLC

By: ___________________________________
Name: _________________________________
Title: __________________________________

Address:
401 E. Jackson Street
Suite 2525
Tampa, Florida 33602
Attn: Marty Hammock
E-mail:marty@vinik.com

with a copy (which shall not constitute notice) to:

Hill Ward Henderson
101 E Kennedy Blvd.
Suite 3700
Tampa, Florida 33602
Attention: David S. Felman and Nicholas J. Outman
Email: dave.felman@hwhlaw.com;
nicholas.outman@hwhlaw.com